                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) of the Securities
                              Exchange Act of 1934

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [X] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission
                                                          Only (as permitted by Rule 14a-6(e)(2))

    [ ] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               JCM PARTNERS, LLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                               JCM PARTNERS, LLC
                                 P.O. BOX 3000
                             CONCORD, CA 94522-3000

                      NOTICE OF ANNUAL MEETING OF MEMBERS
                         TO BE HELD             , 2002

To Our Members:

     Notice is hereby given that the annual meeting of the members (the "Members") of JCM Partners, LLC ("JCM" or the "Company") will be held on
          , 2002, at                (local time), at                ,
Sacramento, California (the "Annual Meeting"). The Annual Meeting is called for the purpose of considering and acting on the following matters:

     1. To elect nine Managers to serve until their term of office expires or until their respective successors have been duly elected and qualified;

     2. To change the Company's limited liability company agreement ("operating agreement") to provide that, on any issue on which Members are entitled to vote, membership interest units owned by our subsidiaries will be voted in the same proportion for and against such matter as membership interest units held by our Members who are not subsidiaries, except that membership interest units held by our subsidiaries will not be voted with respect to the election of Managers;

     3. To change the operating agreement to revise and extend the mandatory distribution provisions applicable to the Company's common membership interest units;

     4. To change the Company's operating agreement to increase the number of authorized membership interest units of the Company to 300,000,000 units, up to 25,000,000 of which may be designated as preferred membership interest units; authorize the Company's board of Managers to issue authorized but unissued common units; and authorize the issuance of the preferred membership interest units with class and series designations, voting rights, and relative rights, privileges and preferences to be determined from time to time by the Board;

     5. To change the Company's operating agreement to provide that the Managers elected by the Members shall be divided into three groups with staggered three-year terms; and

     6. To consider and take action upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Only Members of record at the close of business on April 18, 2002 are entitled to notice of, and to vote at, the Annual Meeting.

     YOUR VOTE IS VERY IMPORTANT. In order to assure that a quorum is present at the Annual Meeting, you are urged to sign and mail the enclosed proxy card at once, even though you may plan to attend in person. You will find a [insert color] proxy card in this package that will enable you to vote by proxy. We also encourage you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting.

                                          By Order of the Board of Managers,

                                          MICHAEL W. VANNI
                                          Chairman

Concord, California
April   , 2002

                               JCM PARTNERS, LLC
                                 P.O. BOX 3000
                             CONCORD, CA 94522-3000

                                PROXY STATEMENT

                           ANNUAL MEETING OF MEMBERS
                          TO BE HELD           , 2002

     This Proxy Statement is furnished to the holders of common membership interest units ("Common Units") of JCM Partners, LLC, a Delaware limited liability company ("we" or the "Company"), in connection with the solicitation of proxies by the Board of Managers (the "Board of Mangers" or the "Board") for use at the annual meeting of members ("Members") of the Company to be held at
               , Sacramento, California, on           , 2002, at
p.m. (local time) and for any postponements or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Members. This Proxy Statement and the accompanying form of proxy are
being released for mailing to the Members on or about April   , 2002.

     At the Annual Meeting, Members will be asked to:

          - elect nine Managers to the Board (each, a "Manager") (Proposal 1),

          - approve changes to our Limited Liability Company Agreement (the "Operating Agreement") to provide that, on any issue on which Members are entitled to vote, membership interest units owned by our subsidiaries will be voted in the same proportion for and against such matter as membership interest units held by our Members who are not subsidiaries, except that membership interest units held by our subsidiaries will not be voted with respect to the election of Managers (Proposal 2),

          - approve changes to our Operating Agreement to revise and extend the mandatory distribution provisions (Proposal 3),

          - approve changes to our Operating Agreement to increase the number of authorized membership interest units of the Company to 300,000,000 units, up to 25,000,000 of which may be designated as preferred membership interest units ("Preferred Units" and together with the Common Units, "Units"); authorize the Board of Managers to issue authorized but unissued Common Units; and authorize the issuance of Preferred Units with class and series designations, voting rights, and relative rights, privileges and preferences to be determined from time to time by the Board (Proposal 4), and

          - approve changes to our Operating Agreement to provide that the Managers elected by the Members (the "Elected Managers") shall be divided into three groups with staggered three-year terms (Proposal
            5).

     Your vote is important. In order to pass each of Proposals 2, 3, 4 and 5, we need to receive the affirmative vote (of over 50%) of the issued and outstanding Common Units. The Board of Managers recommends you vote "FOR" the election of Managers and "FOR" each of Proposals 2, 3, 4 and 5 set forth above. Accordingly, we urge you to sign and return the accompanying [insert color] proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

                              MEETING INFORMATION

DATE, TIME AND PLACE

     The Annual Meeting will be held on           , 2002 at                p.m.
(local time), at                , Sacramento, California.

RECORD DATE; VOTING RIGHTS

     Only holders of Common Units as of the close of business on April 18, 2002 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting on all matters. On the Record Date, there were 90,152,151 Common Units outstanding. More than 50% in interest of the Common Units entitled to vote at the meeting on any matter and represented at the Annual Meeting, in person or by proxy, will constitute a quorum.

     Of the 90,152,151 Common Units outstanding,                Common Units are
held by our subsidiary, JCM Properties, LLC. If Proposal 2 is not approved by the holders of Common Units, we will not treat Common Units held by JCM Properties as outstanding for quorum or voting purposes. Accordingly, if
Proposal 2 does not pass, only                Common Units will be outstanding
for voting purposes, and Common Units held by JCM Properties will have no effect on the outcome of the voting. Common Units held by JCM Properties are considered outstanding for all other purposes, including receipt of distributions.

     Holders of Common Units who have not yet been admitted as Substitute Members in accordance with Section 9.4 of the Operating Agreement are referred to as "Assignees." Assignees are not entitled to vote their Common Units directly and, therefore, may not authorize proxies to vote their Units. Pursuant to Section 9.4, the Board has the authority to exercise the voting rights of the Common Units held by Assignees in accordance with such Assignees' written instructions. Therefore, Assignees who execute and return a proxy card will be deemed to be authorizing the Board to vote their Common Units in the manner instructed. The Board will appoint a proxy to vote the Common Units for which the Board has been given authority to vote. If no proxy or other written instructions are received from an Assignee, that Assignee's Common Units will not be voted at the Annual Meeting.

     Each outstanding Common Unit is entitled to one vote on all matters to be acted upon at the Annual Meeting, except that in certain circumstances Members have cumulative voting rights with respect to the election of Managers. Cumulative voting entitles a Member to give one nominee the number of votes equal to the number of Managers to be elected (nine), multiplied by the number of Common Units owned by such Member, or to distribute his votes on the same principle between two or more nominees as the Member sees fit. For example, under cumulative voting if you own 100 Common Units, you would have 900 votes to allocate among the nominees. You could allocate 100 to each nominee, all 900 to one nominee or divide the 900 votes among the nine nominees however you see fit. Members are not entitled to cumulate votes, however, unless (i) the name(s) of the candidate(s) for whom they are voting has been placed in nomination prior to the voting and (ii) at least one Member has given notice at least ten days prior to the meeting of his or her intention to cumulate votes. The nominees receiving the greatest number of votes cast at the Annual Meeting, up to the number of Managers to be elected, will be elected as Managers, assuming that a quorum is present. Votes against any candidate and votes withheld will not have any effect on the outcome of the vote for election of Managers.

     At the Annual Meeting, we will notify you if Members have become eligible to cumulate votes. For your convenience, we have provided a means to indicate how you would like your votes to be allocated if Members become entitled to cumulate votes at the Annual Meeting. If Members are not permitted to cumulate votes at the meeting, votes will be divided equally among the nominees for whom authority to vote is not withheld.

     With respect to Proposals 2, 3, 4 and 5, approval will require the affirmative vote of a majority of the Common Units outstanding. Therefore, an abstention or failure to vote will have the effect of a vote against the proposal. Units held by JCM Properties will not be considered outstanding for purposes of Proposal 2 and will not be voted on Proposal 2. In addition, the Units held by JCM Properties will not be voted for the election of Managers regardless of whether or not Proposal 2 is approved.

     If Proposal 2 is approved, Units held by our subsidiary, JCM Properties, LLC, will be voted by the Board in the same proportion for and against each of Proposals 3, 4 and 5 as Units held by Members who are not our subsidiaries (without regard to abstentions). As described above, if Proposal 2 is not approved, then any Units held by JCM Properties will not be considered outstanding as of the Record Date for quorum or voting purposes, and will not be voted at the Annual Meeting.

     Brokers who hold Common Units in street name may not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners) will count as present for quorum purposes. Since Proposals 2, 3, 4 and 5 require the approval of a majority of the Common Units outstanding, broker non-votes will also have the effect of a vote against the proposal.

VOTING AND REVOCATION OF PROXIES

     If the enclosed form of proxy is properly executed and returned to us in time to be voted at the Annual Meeting, the Common Units represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted one vote per Common Unit for each of the nominees proposed by the Board of Managers and for each of the proposed changes to our Operating Agreement. The duly appointed proxy holders may, in their discretion, vote upon such other matters as may properly come before the Annual Meeting.

     Members may revoke their proxy at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to our Secretary prior to the meeting, or by attending the meeting and voting in person.

SOLICITATION OF PROXIES

     We will bear the cost of soliciting proxies in the form enclosed. In addition to soliciting proxies by mail, we may also solicit proxies personally or by telephone through our Managers, officers and regular employees. We will also request persons, firms and corporations holding Common Units in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

                              BENEFICIAL OWNERSHIP

     The following table sets forth, as of April 18, 2002, the number and percentage of Common Units owned of record and beneficially by each person known by us to own beneficially more than 5% of the outstanding Common Units, our chief executive officer, each of our Managers and all of our Managers and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") computing the number of Common Units beneficially owned by a person and the percentage ownership of that person.

     Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all Common Units held by them. Applicable percentage ownership in the tables below is based on 90,152,151 Common Units outstanding as of April 18, 2002.

                                                              NUMBER OF COMMON   PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                        UNITS OWNED       CLASS OWNED
------------------------                                      ----------------   -------------
Christian Reformed Home Missions............................      5,178,027           5.7%
  2850 Kalamazoo Avenue
  Grand Rapids, MI 49560
Barnabas Foundation.........................................      4,956,348           5.5%
  15127 S. 73rd Avenue, Suite G
  Orland Park, IL 60462
Lois B. Mol.................................................      3,162,301           3.5%
Henry Conversano............................................      2,219,603           2.5%
Frank Deppe.................................................      2,011,191           2.2%
Arthur G. den Dulk..........................................        992,988           1.1%
Neal Nieuwenhuis............................................        390,014             *
Gayle M. Ing(1).............................................        380,035             *
Michael Vanni(1)............................................        380,035             *
Marvin J. Helder............................................        364,064             *
Henry Doorn, Jr.(2).........................................      4,956,348           5.5%
Kenneth J. Horjus(3)........................................      5,178,768           5.7%
All Managers and executive officers as a group (12
  persons)..................................................     19,746,224(4)       21.9%

---------------

 *  Represents ownership that does not exceed 1% of our outstanding Units.

(1) Ms. Ing and Mr. Vanni hold 380,035 Common Units as community property.

(2) The number of Common Units indicated in the table as being beneficially owned by Mr. Doorn consists of Common Units registered in the name of Barnabas Foundation. Mr. Doorn is the Executive Director of Barnabas Foundation. Mr. Doorn disclaims beneficial ownership of the 4,956,348 Common Units held by Barnabas Foundation.

(3) The number of Common Units indicated in the table as being beneficially owned by Mr. Horjus consists of Common Units registered in the name of Christian Reformed Home Missions. Mr. Horjus is the Director of Finance and Administration for the Christian Reformed Church in North America, an affiliate of Christian Reformed Home Missions. Mr. Horjus disclaims beneficial ownership of the 5,178,027 Common Units held by Christian Reformed Home Missions.

(4) Excludes                Units held by JCM Properties, LLC which, if Proposal
    2 is approved, will be voted by the Board in proportion (without regard to abstentions) to the total votes cast on each matter by Members.

PROPOSAL 1 -- ELECTION OF MANAGERS

     Our Operating Agreement provides for a Board of Managers consisting of at least seven, but not more than 13, Managers, with the exact number of Managers to be set from time to time by the Board. Currently, the size of the Board is set at ten. Our Operating Agreement also provides that our chief executive officer sits as a Manager and occupies one of the seats on the Board, and can be removed and replaced solely by the Board. Therefore, our Chief Executive Officer, Gayle M. Ing, is not being nominated as a Manager for election at the Annual Meeting but will continue to sit on the Board after the Annual Meeting.

     The current Board was elected at the first annual meeting of Members on June 18, 2001. At this Annual Meeting, the Board is asking the Members to approve changes to our Operating Agreement (Proposal 5) that would divide the Elected Managers into three groups having staggered three-year terms, with one group to be elected at each subsequent annual meeting of Members. If Proposal 5 is approved, and if each of the nine nominees is elected, the Elected Managers will be divided into three groups, with Group I Managers to serve on the Board until the annual meeting in 2003, Group II Managers to serve on the Board until the annual meeting in 2004, and Group III Managers to serve on the Board until the annual meeting in 2005.

     If Proposal 5 is approved, Arthur G. den Dulk, Kenneth J. Horjus and Michael Vanni would be elected Group I Managers; Henry Conversano, Henry Doorn, Jr. and Neal Nieuwenhuis would be elected Group II Managers; and Frank Deppe, Marvin J. Helder and Lois B. Mol would be elected Group III Managers. If Proposal 5 is not approved, each of the nine nominees, if elected, will serve on the Board until the next annual meeting or until their respective successors have been duly elected and qualified in accordance with our Operating Agreement.

     The Board has designated the persons listed above to be nominees for election as Managers. We have no reason to believe that any of the nominees will be unavailable for election. Should any nominee become unavailable for any reason, however, the Board may designate a substitute nominee. The proxy holders intend (unless authority has been withheld) to vote for the election of the nominees.

     All of the nominees currently serve as Managers on our Board and have consented to being named in this Proxy Statement and to serve if elected.

     The following table and disclosure sets forth the names and ages, as of April 18, 2002, of the nominees for election to our Board, as well as the Chief Executive Officer who is designated a Manager automatically and is not elected by the Members, their respective positions and offices with the Company, the period during which each has served as a Manager and their principal occupations or employment during the past five years.

NAME                                        AGE                    POSITION
----                                        ---                    --------
Henry Conversano..........................  70    Manager
Arthur G. den Dulk........................  70    Manager
Frank Deppe...............................  78    Manager
Henry Doorn, Jr...........................  42    Manager
Marvin J. Helder..........................  52    Manager and Vice Chairman of the Board
Kenneth J. Horjus.........................  64    Manager
Gayle M. Ing..............................  52    Manager, Chief Executive Officer,
                                                  President, Chief Financial Officer,
                                                  Secretary and Tax Matters Partner
Lois B. Mol...............................  67    Manager
Neal Nieuwenhuis..........................  69    Manager
Michael W. Vanni..........................  62    Manager and Chairman of the Board

     Mr. Vanni and Ms. Ing are husband and wife. There are no other family relationships among Managers, executive officers or persons chosen by us to be nominated as a Manager or appointed as an executive officer of the Company or any of our subsidiaries.

     Henry Conversano has been a Manager since June 2000. Since 1969, Mr. Conversano has been the President of Henry Conversano and Associates Designers, a thematic design company for commercial entertainment properties.

     Arthur G. den Dulk has been a Manager since June 2000. Since 1995, Mr. den Dulk has been a self-employed farmer. Prior to that, he was a commercial airline pilot.

     Frank Deppe has been a Manager since June 2000. Mr. Deppe has been retired since 1989. He currently serves as a director of Fasteners Inc., Southwestern Supply and Toolup.com Inc., which are both private tool and accessory supply companies.

     Henry Doorn, Jr. has been a Manager since June 2001. From June 2000 to June 2001, Mr. Doorn was the authorized board representative of one of our former entity Managers, Barnabas Foundation, an Illinois nonprofit organization formed to provide planned giving services to Christian charitable organizations. Mr. Doorn has been the Executive Director of Barnabas Foundation since September 2000. Before joining

Barnabas Foundation in September 2000, Mr. Doorn was the managing partner and chief financial officer of Brinson Partners, Inc., an investment management firm for institutional investors, for over ten years.

     Marvin J. Helder has been a Manager and Vice Chairman of our Board since June 2000. Mr. Helder has been the President of Helder Construction, a commercial and residential construction and property management company, for the past six years.

     Kenneth J. Horjus has been a Manager since June 2001. From June 2000 to June 2001, Mr. Horjus was the authorized board representative of one of our former entity Managers, Christian Reformed Home Missions. Since 1997, Mr. Horjus has been the Director of Finance and Administration for the Christian Reformed Church in North America. Prior to his employment with the Christian Reformed Church, Mr. Horjus was a Senior Consultant for The Greytone Group, a management consulting firm.

     Gayle M. Ing has been a Manager and our President, Chief Executive Officer, Chief Financial Officer, Secretary and Tax Matters Partner since April 11, 2001. From March 15, 2001 until April 11, 2001, Ms. Ing served as a consultant to us through Computer Management Corporation. Prior to that, from December 1996 until March 2001, Ms. Ing was a management consultant, also through Computer Management Corporation, and was a volunteer with a child services facility. Ms. Ing served as the Vice President and Business Manager for Electronic Banking at Bank of America from January 1994 to November 1996.

     Lois B. Mol has been a Manager since June 2000. Mrs. Mol has been the Vice President of Manufacturers Supply, a wholesale fastener supply company, a director of SAE, a private wholesale fastener supply company, and the President of Fastener World, a surplus fastener supply company, since February 2000. Additionally, Mrs. Mol has been the Chairman of the Hardship Assistance Fund in the Jacob C. Mol Family Foundation, which provides interim financial assistance to individuals in need, since February 2000. During the three years prior to February 2000, Mrs. Mol devoted a large portion of her time to her home and family.

     Neal Nieuwenhuis has been a Manager since July 2000. Mr. Nieuwenhuis has been retired since 1990. Prior to 1990, he was President and owner of an industrial catering and vending company.

     Michael W. Vanni has been a Manager and Chairman of our Board since June 2000. Since 1978, Mr. Vanni has been the President of Computer Management Corporation, a data processing consulting company.

BOARD COMMITTEES

     Our Board has established a compensation committee and an audit committee.

     The compensation committee makes recommendations concerning salaries and incentive compensation for our executive officers. The current Members of the compensation committee are Messrs. Helder, Vanni and Conversano and Mrs. Mol.

     The audit committee reviews the results and scope of the audit and other services provided by our independent public accountants. The current Members of the audit committee are Messrs. Deppe, Horjus and Nieuwenhuis. Although our Units are not listed on the Nasdaq National Market or Nasdaq SmallCap Market, each Member of the audit committee is independent as defined by the National Association of Securities Dealers' ("NASD") listing standards.

BOARD AND COMMITTEE MEETINGS

     The Board held a total of nine meetings (in person or by teleconference) during the year ended December 31, 2001. Except as discussed below, during 2001 each of the Managers attended at least 75% of the meetings of the Board and the committees thereof on which such Manager served. Mr. Vanni recused himself from, and did not attend, any meetings of the compensation committee convened for the sole purpose of considering the compensation of our Chief Executive Officer, Gayle M. Ing, but he otherwise attended all compensation committee meetings.

COMPENSATION OF MANAGERS

     Our Elected Managers are not currently compensated for serving on the Board, other than for reimbursement of travel expenses.

                 THE BOARD OF MANAGERS RECOMMENDS A VOTE "FOR"
                   THE ELECTION OF THE NOMINEES NAMED ABOVE.

                  CHANGES TO THE COMPANY'S OPERATING AGREEMENT

     We are proposing changes to our Operating Agreement that would:

          - provide that, on any issue on which Members are entitled to vote, units owned by our subsidiaries will be voted in the same proportion for and against such matter as Units held by our Members who are not subsidiaries, except that Units held by our subsidiaries will not be voted with respect to the election of Managers (Proposal 2),

          - revise and extend the mandatory distribution provisions (Proposal
            3),

          - increase the number of authorized Units of the Company to 300,000,000 units, up to 25,000,000 of which may be designated as Preferred Units; authorize the Board of Managers to issue authorized but unissued Common Units; and authorize the issuance of the Preferred Units with class and series designations, voting rights, and relative rights, privileges and preferences to be determined from time to time by the Board (Proposal 4), and

          - provide for a Board of Managers divided into three groups (Proposal
            5).

     A discussion of each of Proposals 2, 3, 4 and 5 is set forth below.

     The full text of the amendments is set forth in the proposed Second Amendment to Limited Liability Company Agreement, as Amended, of JCM Partners, LLC, attached as APPENDIX A to this Proxy Statement. The discussions of the proposed changes in this Proxy Statement are not complete and are qualified in their entirety by reference to the text of the proposed amendments as set forth in APPENDIX A.

     The Board is recommending approval of each of the proposed changes to the Operating Agreement. However, no proposal is dependent on the approval of the other proposals. If Members do not approve one of the following proposals, the other proposals will be implemented and the text of the amendments to the Operating Agreement will be revised accordingly. Prior to discussing each of Proposals 2, 3, 4 and 5, we have set forth below a discussion entitled "Background Related to Proposals 2, 3, 4 and 5" in order to provide our Members with an understanding as to why the Board is recommending these proposals.

BACKGROUND RELATED TO PROPOSALS 2, 3, 4 AND 5

     In addition to the election of Managers, your Board is proposing changes to our Operating Agreement. Taken together, all of the proposed changes represent a new way of viewing JCM.

     Our Operating Agreement was the result of a negotiation process during the IRM Bankruptcy Proceeding. It represents a compromise between the former equity holders and the former debt holders, each of whom had different interests, particularly related to the tax consequences of certain actions, such as the liquidation of our properties. Our Operating Agreement was designed to ensure the distribution of $20 million in cash to our Common Unit holders by June 30, 2003. In addition, it was designed to ensure the ability of all investors to cash out of their investment in JCM no later than June 30, 2007, if they chose to do so.

     In the almost two years since JCM emerged from the IRM Bankruptcy proceedings, we have been able to raise rents 18% across our total portfolio, due to the strength of the California rental market, the attractiveness of our properties during that period and the work done by the Company's employees. In addition, we have been able to refinance many of our properties at lower interest rates. Increased rents and lower interest rates have helped to increase the value of our portfolio. Accordingly, today, JCM is a much stronger company than it was when it emerged from the IRM Bankruptcy proceedings.

     The proposals recommended by your Board seek to:

          - Give the Board the tools needed to protect your investment; and

          - Institute a mandatory distribution policy that provides our investors with more certainty regarding our distribution policy, with the intent of making JCM a long-term investment option for our Members.

     The tools the Board is seeking to protect your investment are set forth in Proposals 4 and 5. Proposal 4 gives the Board the ability to issue new Units. Proposal 5 would create three groups of Managers. Proposal 4 helps the Board to protect your investment by giving the Board the flexibility to issue new Units, either to raise capital or to support the implementation of anti-takeover defenses, should that become necessary. Proposal 5 helps protect your investment by ensuring that there is continuity on the Board and by making it harder for someone to quickly take control of the Board. These proposals are discussed in detail below.

     Under our Current Operating Agreement, our Members have a right to receive approximately $0.11 per Common Unit by June 30, 2002 and another $0.11 per Common Unit by June 30, 2003. Or, for every 10,000 Common Units held by our Members, our Members have a right to receive $1,100 by June 30, 2002 and an additional $1,100 by June 30, 2003. Accordingly, under our current Operating Agreement, a Member with 10,000 Common Units has a right to receive a total of $2,200 by June 30, 2003.

     In contrast, your Board is proposing changing the mandatory distribution policy in order to make JCM a long-term investment possibility for its Members. The proposed change increases the total required distributions to Members, with the distributions paid over a longer period of time. Under Proposal 3, our Common Unit holders would substitute the two mandatory distributions of $0.11 per Common Units by June 30, 2002 and by June 30, 2003 with mandatory monthly distributions of 1/12 of $0.0775 per Common Unit beginning in July 2002. Or, for every 10,000 Common Units held by our Members, our Members would receive approximately $64.58 per month, or $775 per year. Under this Proposal, a Member who owned 10,000 Common Units would receive approximately $4,433 by June 30, 2007, the date JCM is expected to at least remain in existence as discussed in Proposal 3 below.

     The Board believes that in order to make JCM a long-term investment possibility for its Members, it is important to increase the required rate of distributions. The Board's proposal doubles the required portion of the amount distributed. In addition, under the Board's proposal, the Board could still make additional voluntary distributions. Moreover, Members who did not choose the put option (as discussed in Proposal 3 below) would continue to receive the required distribution of $0.0775 per Common Unit per year after June 30, 2007.

     By increasing the rate of required distributions and making such distributions on a fixed schedule, the Board believes that it will have made JCM into a more attractive long-term investment vehicle for its Members. By doing so, the Board believes that it is more likely that fewer Members would exercise their "put option" in June 2005, thereby enabling the Company to redeem the units of those Members who do exercise their put option without liquidating the Company. The Board believes that it is in the best interest of the former IRM equity holders to avoid the liquidation of the Company's assets, since a liquidation of assets could cause adverse tax consequences to such persons.

     The Board believes that its mission for its Members has the following three elements:

          - Cash to those in need

          - Cash flow to those who need current income

          - Avoiding the triggering of taxation, where possible

     The Board believes that its Proposal 3 accomplishes these three goals better than the current Operating Agreement. First, the Board believes that JCM's ability to provide cash to those in need will not be affected by this proposal. The ability of Members to sell their Units is not affected by the proposal, nor is the ability of Members to exercise their put option in 2005. Second, the Board believes that this proposal is better for JCM's Members who need current income since this proposal allows those Members to receive a more predictable distribution stream from JCM than what is required under the current Operating Agreement. Third, the Board believes that this proposal creates a much greater opportunity to protect the former IRM equity holders from adverse tax consequences, since it increases the possibility of fewer Members exercising their put option, thereby decreasing the possibility of JCM having to liquidate assets in order to meet the put option.

PROPOSAL 2 -- VOTING OF UNITS HELD BY OUR SUBSIDIARIES

     Our subsidiary, JCM Properties, LLC from time to time acquires Units from
our Members. As of the Record Date, JCM Properties held                , or
     %, of our issued and outstanding Common Units.

     Our Operating Agreement currently does not address how Units held by our subsidiaries, including JCM Properties, will be voted. We are proposing to add a new Section 6.2(g) to our Operating Agreement that will provide that on any issue on which Members are entitled to vote, either at a meeting or by written consent, any Units owned by any of our subsidiaries will be voted in the same proportion for and against any proposal as Units are voted which are held by Members who are not subsidiaries (without regard to abstentions), except that Units owned by any subsidiary will not be voted with respect to the election of Managers. New Section 6.2(g) defines a subsidiary of JCM as any corporation or other legal entity of which we own 50% or more of the ownership interest or power to vote.

     If Proposal 2 is approved, Common Units held by JCM Properties will be voted as described above on Proposals 3, 4, and 5 at the Annual Meeting, as well as on all future matters. The Units held by JCM Properties will not be voted with respect to the election of Managers.

     The Board is proposing this change to the Operating Agreement because it believes that the Operating Agreement should clearly address how Units held by JCM's subsidiaries will be voted. The Board also believes that this type of proportionate voting for Units held by our subsidiaries is the fairest method of voting these Units. Proportionate voting could result in the approval of some matters that would not otherwise receive the requisite vote.

     If Proposal 2 is not approved, we do not intend to treat any Common Units held by JCM Properties as outstanding as of the Record Date for quorum and voting purposes, and these Units will not be voted at the Annual Meeting or on any future matters. Units held by JCM Properties or any other subsidiary will be considered outstanding for all other purposes, including distributions to Members.

 THE BOARD OF MANAGERS RECOMMENDS A VOTE "FOR" THE ADDITION OF A SECTION TO THE OPERATING AGREEMENT TO PROVIDE THAT UNITS HELD BY OUR SUBSIDIARIES WILL BE VOTED
 IN THE SAME PROPORTION FOR AND AGAINST ANY MATTER AS UNITS HELD BY OUR MEMBERS
                           WHO ARE NOT SUBSIDIARIES.

PROPOSAL 3 -- CHANGES TO MANDATORY DISTRIBUTION PROVISIONS

     We are proposing changes to Articles 5.1, 5.2 and 5.3 of our Operating Agreement, which govern distributions to the Unit holders and provide for certain mandatory distributions to the Common Unit holders, and necessary conforming changes to the Operating Agreement in connection with these proposed changes. See "Background Related to Proposals 2, 3, 4 and 5" beginning on page 9 herein for a discussion of the reasons why the Board is recommending Proposal 3 to the Members.

     The proposed changes would revise the Operating Agreement by replacing the current mandatory distributions provided for in the Operating Agreement (the "Mandatory Distributions") with mandatory monthly distributions to Common Unit holders of 1/12 of $.0775, or a total of $.0775 each year, per Common Unit beginning in July 2002 and continuing thereafter as described below (the "Mandatory Monthly Distributions"). This amount, unlike the current Mandatory Distributions, would not be offset by any voluntary distributions in excess of the Mandatory Monthly Distributions, whether made prior or subsequent to July 2002, including the amounts Members have already received in 2001 and 2002 pursuant to our current voluntary distribution program.

     Under current Article 5.3, Common Unit holders are entitled to receive Mandatory Distributions totaling (1) approximately $.11 per unit (or $10,000,000 as a group) by June 30, 2002 and (2) an additional approximate $.11 per unit (or $10,000,000 as a group) by June 30, 2003. Pursuant to the voluntary monthly distribution program we recently implemented, Members will have received approximately $.06 per Common Unit as of the end of May 2002. Under our current Operating Agreement, any voluntary distributions made before June 30, 2003 are credited against the Mandatory Distributions. This means that under the current Mandatory Distribution provisions, Members are entitled to receive an additional approximate $.05 per Common Unit by June 30, 2002 and another additional approximate $.11 per Common Unit by June 30, 2003. Members are not entitled to further distributions after June 30, 2003.

     The following chart compares on a per Unit basis the amounts Common Unit holders would be entitled to under the current Mandatory Distributions (including the voluntary distributions already paid or committed to be paid) and under the Mandatory Monthly Distributions if this Proposal 3 passes:

               COMPARISON OF CURRENT MANDATORY DISTRIBUTIONS WITH
                    PROPOSED MANDATORY MONTHLY DISTRIBUTIONS

CURRENT MANDATORY
DISTRIBUTIONS:                             2001     2002     2003     2004     2005     2006     2007
-----------------                         ------   ------   ------   ------   ------   ------   ------
Annualized Distribution Rate/Unit.......  $.0566   $.0826   $.1109   $.0000   $.0000   $.0000   $.0000
Annualized Distribution Amount..........  $.0283   $.0826   $.1109   $.0000   $.0000   $.0000   $.0000

TOTAL TO BE DISTRIBUTED
  BY JUNE 30, 2007......................           $.2218
                                                   ------

PROPOSED MANDATORY MONTHLY
DISTRIBUTIONS:(1)                          2001    2002(2)    2003     2004     2005     2006     2007
--------------------------                ------   -------   ------   ------   ------   ------   ------
Annualized Distribution Rate/Unit.......  $.0566   $.0745    $.0775   $.0775   $.0775   $.0775   $.0775
Annualized Distribution Amount..........  $.0283   $.0745    $.0775   $.0775   $.0775   $.0775   $.0775

TOTAL TO BE DISTRIBUTED
  BY JUNE 30, 2007......................           $.4515
                                                   ------
INCREASE IN AMOUNT
  DISTRIBUTED BY JUNE 30, 2007:.........           $.2297
                                                   ------
INCREASE IN PERCENT
  DISTRIBUTED BY JUNE 30, 2007:.........             104%
                                                   ------

---------------

(1) All distributions in 2001 and distributions through June 2002 were voluntary.

(2) The Annualized Distribution Amount for 2002 (i) assumes JCM's current voluntary distribution program remains through June 30, 2002 and (ii) includes an April 2002 payment of a special tax distribution of $0.0082 per Common Unit.

     Pursuant to the Common Unit Holder Put Option provided for under Section
5.8 of the current Operating Agreement, it is anticipated that we will remain in existence until at least June 30, 2007, the seventh anniversary of our formation. Under the proposed Mandatory Monthly Distributions, Members would be entitled to receive an aggregate of approximately $.45 per Common Unit through June 30, 2007, which includes the approximately $.065 per unit Members will have received as of June 30, 2002 pursuant to the voluntary distributions we made. This would be in addition to any other voluntary distributions we make in the future. In contrast, under the current Mandatory Distributions provision, Members will have received $.11 per unit in mandatory distributions by June 30, 2002 and would be entitled to receive an additional $.11 per unit on or before June 30, 2003.

     We are proposing these changes to help even out our cash flow and to make JCM a long-term investment possibility for our Members. By exchanging the right to receive an additional $.05 per unit by June 30, 2002 and another $.11 per unit by June 30, 2003, Members will have the right to receive more than twice as much cash by the date JCM is required to honor the rights of Members who exercise their "put right" option (June 30, 2007). Accordingly, Proposal 3 asks Members to exchange their right to receive approximately $.22 per unit by June 30, 2003 with a right to receive approximately $.45 per unit by June 30, 2007. Moreover, under Proposal 3, Members will receive the same $.22 per unit as the current Operating Agreement requires, but it will take approximately ten additional months (until April 2004) for this $.22 per unit to be distributed. This estimated date assumes that JCM makes supplemental tax distributions to Common Unit holders in an amount similar to what JCM paid in April this year (see footnote 2 to the chart on page 13). In exchange for accepting this ten-month delay, Proposal 3 obligates JCM to distribute to its Members at least $.0775 per unit each year, paid monthly, until JCM is dissolved or is a party to a change of control merger or consolidation. Proposal 3 was approved by 8 of the 10 Board Members. The two Board Members opposing this proposal, Henry Doorn, Jr. and Kenneth Horjus, requested that this fact be noted in this Proxy Statement.

     If the proposal is not approved, the Board will distribute the funds it is required to distribute pursuant to the existing Mandatory Distribution provisions. If the proposal is not approved, the Board will have the ability to make additional voluntary distributions. However, unlike Proposal 3, the Board would not be required to make such distributions. If Proposal 3 does not pass, any voluntary distributions will be at the discretion of the Board. Conversely, if Proposal 3 passes, the Board will be required to cause JCM to pay the new mandatory monthly distributions on the terms set forth in the Second Amendment to our Operating Agreement.

     The proposed change would also provide that the Mandatory Monthly Distributions will end (i) upon JCM's dissolution under Section 10.1 of the Operating Agreement and (ii) upon the closing of a merger or consolidation in which JCM is not the surviving entity or our Members do not own at least 50% of the new entity. In addition, a proposed change to Section 5.8(d) of the Operating Agreement will clarify that any Exercise Price for the Common Unit Holder Put Option will be calculated net of the costs and expenses of liquidating the Company's Properties. The proposed changes also conform the mandatory distribution provisions to the proposed changes to our capital structure.

                 THE BOARD OF MANAGERS RECOMMENDS A VOTE "FOR"
                   THE CHANGES TO THE MANDATORY DISTRIBUTION
                 PROVISIONS, INCLUDING THE CONFORMING CHANGES.

PROPOSAL 4 -- INCREASE IN NUMBER OF AUTHORIZED COMMON UNITS, AUTHORIZATION OF THE BOARD TO ISSUE AUTHORIZED BUT UNISSUED COMMON UNITS AND AUTHORIZATION OF THE ISSUANCE OF PREFERRED UNITS

  Description of Proposal 4

     We are proposing changes to Article 3.1 of our Operating Agreement to (i) increase the number of authorized Units, (ii) authorize the Board to issue authorized but unissued Common Units, and (iii) authorize the issuance of up to 25,000,000 Preferred Units, and make necessary conforming changes to the Operating Agreement in connection with the proposed changes.

     Our current capital structure as authorized by the current Operating Agreement consists of a total of 150,000,000 Units, or 125,000,000 Common Units and 25,000,000 Preferred Units. The Preferred Units that were issued at the time of our formation have been redeemed and cancelled in accordance with their terms. If

Proposal 4 is approved, we will have a total of 300,000,000 Units authorized, up to 25,000,000 of which the Board may designate as Preferred Units. Any Units that the Board does not designate as Preferred Units will be authorized for issuance as Common Units.

     Our current Operating Agreement provides that, except in limited circumstances, the Board may not issue additional Common or Preferred Units without the consent of a majority in interest of each of the Preferred Units and the Common Units outstanding. If Proposal 4 is approved, the Board could issue authorized but unissued Common Units without further approval by the Members, except that the issuance of Common Units to our officers, directors, employees or agents for compensatory or incentive-based performance purposes will be limited as currently provided in the Operating Agreement. We have no current plans to issue any Common or Preferred Units.

     If Proposal 4 is approved, the Board would be authorized to issue up to 25,000,000 Preferred Units, without further Member approval, having such rights, privileges, preferences and restrictions as are determined by the Board upon issuance. The authorization of these Preferred Units would permit the Board to authorize and issue Preferred Units from time to time in one or more series. The terms of the Preferred Units would not be set out in the Operating Agreement but rather would be set out in a separate Certificate of Designations at the time the Preferred Units are authorized. These Preferred Units will most likely have terms substantially different than those Preferred Units previously issued.

     Subject to the provisions of our Operating Agreement, including the provision providing for the Common Units' priority for mandatory monthly distributions and limitations on voting rights as discussed below, the Board would be expressly authorized, at its discretion, to adopt resolutions to issue Preferred Units, to fix the number of Preferred Units and change the number of Preferred Units constituting any series and to provide for or change the rights, privileges, preferences and restrictions of any series of Preferred Units, including without limitation provisions with respect to voting rights, allocations of Profits and Losses, distributions of all kinds, including Cash from Operations, Cash from Sales, upon our dissolution, liquidation or winding-up, and any such rights, privileges, preferences and restrictions which may be subordinate to, equal with or senior to any of those present or future classes or series of Preferred Units or Common Units.

     The rights, privileges, preferences and restrictions of the Preferred Units will be subject to the Common Units' priority for mandatory monthly distributions. Under the proposed changes, the monthly distributions to which Common Unit holders are entitled pursuant to the Operating Agreement must be paid in full each month before we can make any distributions on any series of Preferred Units. This priority cannot be changed without the affirmative consent of more than 50% in interest of the Common Units.

     The proposed changes also provide for certain voting rights of the Common and Preferred Units. As in our current Operating Agreement, any merger or consolidation where we are not the surviving entity, or any vote to dissolve us, must be approved by the holders of at least 50% in interest of (i) the Common Units and (ii) the Preferred Units, with the holders of the Common Units and the holders of the Preferred Units each voting as a separate class. Further, the Common Unit holders will have the right to vote as a separate class on any changes to the Operating Agreement that affect their voting or mandatory distribution rights as set forth in Section 3.1. Subject to prior action of the Board, the holders of Preferred Units, or a series of Preferred Units, will have the right to vote as a separate class on any changes to the Operating Agreement or applicable Certificate of Designations that affect their voting or other rights. The current Operating Agreement provides only that any changes to the Operating Agreement must be approved by each of the Preferred Units and Common Units voting as a separate class.

     Any conflicts between the mandatory monthly distribution and prescribed voting provisions of the Common Units and the prescribed voting provisions of the Preferred Units will be resolved in the manner most favorable to the Common Units.

     We have no current plans to issue any Preferred Units. Therefore, we cannot state or predict with certainty the terms, rights and features of the Preferred Units subject to this proposal.

  Purpose of Proposal 4

     The purpose of Proposal 4 is to maximize our ability to expand our capital and to give the Board the ability to implement anti-takeover defenses, should that become necessary. Although there are no agreements, commitments or plans at this time for the sale or other use of additional Common or Preferred Units, the Board believes that the proposed authorization to issue both Common and Preferred Units will provide us with increased flexibility in generating additional capital to meet our corporate needs. For example, we may need to issue additional Units to raise the capital necessary to meet the cash demands of our Put Option or for other business purposes. If the issuance of Units is deemed advisable in connection with raising additional capital, having the authority to issue the additional Units would avoid the time delay and expense of a Members' meeting to authorize the issuance of either Common or Preferred Units. No further action or authorization by Members would be necessary prior to issuance of such Units, except as may be required for a particular transaction by applicable law or regulation.

  Possible Adverse Effects of the Proposal

     The issuance of Preferred Units or additional Common Units may have certain adverse effects upon the rights and powers of the current Common Unit holders. For example, the issuance of additional Units could reduce the amounts available for voluntary distributions per Unit, as there will be more Common and/or total Units over which the amount available for voluntary distributions will be distributed. The issuance of additional Common Units, either directly or through issuance of a class or series of Preferred Units convertible into or redeemable for Common Units, would increase the number of Common Units outstanding, thereby diluting the percentage ownership and voting power of existing Members, as well as possibly diluting book value and/or earnings per Unit. If enough additional Common Units are issued, the new Common Units could vote to terminate the mandatory monthly distributions and other protective provisions of the Common Units. In addition, the issuance of additional Common Units could reduce the price that Common Unit holders will receive if they sell their Units back to us pursuant to their right to have us repurchase their Common Units on June 30, 2007 (the "Put Option"). Article 5.8 of the Operating Agreement provides that the price Common Unit holders will receive for each Common Unit in connection with their Put Option is determined by dividing the total value of the Common Units by the total number of Common Units outstanding. In other words, the value of each Common Unit is determined by reference to the aggregate value of the Common Units. Therefore, if additional Common Units are issued for consideration below a certain amount, such issuance can have a dilutive effect on the price that Common Unit holders will receive if they sell their Common Units to us pursuant to their Put Option.

     Preferred Units we issue may have priority over the Common Units as to voluntary distribution rights, but not priority over any mandatory distributions. Preferred Units may have liquidation preferences or may have full or disproportionately high voting rights, or have certain voting rights with respect to particular matters, and may be convertible into Common Units. Therefore, the issuance of Preferred Units could (i) dilute or otherwise adversely affect the voting rights of the Common Unit holders, (ii) restrict the rights of the Common Unit holders to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Unit holders, or (iii) reduce the amount of cash otherwise available for payment of voluntary distributions on the Common Units over and above the mandatory monthly distribution. In addition, the issuance of Common and Preferred Units without Member approval could have certain anti-takeover effects as described below under "Potential Anti-Takeover Effects of Proposals 3 and 4." Further, the Board's authority to issue Common and Preferred Units and the potential adverse effects of such issuances may limit the number of persons who might be interested in purchasing Common Units or may otherwise adversely affect the price at which Members could sell their Common Units. However, the Board has no current plans to issue additional Common or Preferred Units.

     While the proposed changes may have certain potential adverse effects, the Board believes that the flexibility and other advantages offered by Proposal 4 outweigh any disadvantages, and that the proposed changes are appropriate. To the extent that the changes may have anti-takeover effects, they may encourage persons seeking to acquire us to negotiate directly with the Board, enabling the Board to consider the proposed transaction in a manner that best serves the interests of the Members.

               THE BOARD OF MANAGERS RECOMMENDS A VOTE "FOR" THE
                 CHANGES TO THE OPERATING AGREEMENT TO INCREASE
                THE NUMBER OF AUTHORIZED COMMON UNITS, AUTHORIZE
               THE BOARD TO ISSUE AUTHORIZED BUT UNISSUED COMMON
                 UNITS AND AUTHORIZE THE ISSUANCE OF PREFERRED
                UNITS, INCLUDING THE CONFORMING CHANGES THERETO.

PROPOSAL 5 -- BOARD OF MANAGERS TERMS OF OFFICE AND GROUPS

  Description of Proposal 5

     We are proposing changes to Article 7.2 of our Operating Agreement to divide the Elected Managers of the Board into three groups of Managers with staggered terms of office, with one group being elected at each successive annual meeting of Members.

     The Operating Agreement currently provides that all Managers, except for the Chief Executive Officer who is automatically designated a Manager, are to be elected annually for a term of one year. The proposed changes to the Operating Agreement and the conforming changes thereto provide that the Elected Managers are to be divided into three groups, as nearly equal in number as possible. One group would hold office initially for a term expiring at the 2003 annual meeting, another group would hold office initially for a term expiring at the 2004 annual meeting and another group would hold office initially for a term expiring at the 2005 annual meeting. At each annual meeting following this initial grouping and election, the successors to the group of Managers whose terms expire at that meeting would be elected for a term of three years, or until their successors have been duly elected and qualified. See "Proposal
1 -- Election of Managers," as to the composition of each class of Managers if this proposal is adopted.

     The proposed changes to Article 7.2 also provide that:

          - any vacancies on the Board may be filled only by a majority of the Board of Managers then in office (while the current Operating Agreement does not address vacancies on the Board, our bylaws provide that vacancies on the Board are filled by a majority of the remaining members of the Board of Managers.);

          - the minimum and maximum number of seats constituting the entire Board, as provided for in the Operating Agreement, may only be changed if the change has been approved first by the Board, and then, by the majority in interest of all outstanding Units voting together as a class; and

          - creates the defined term "Elected Managers" to refer to those Managers elected by the Members.

  Purpose of Proposal 5

     The Board believes that dividing the Elected Managers into three groups and providing that the Elected Managers will serve three-year terms rather than one-year terms is in the best interest of JCM and its Members because it should enhance the continuity and stability of our leadership and the policies formulated by the Board of Managers. At any given time, at least 2/3 of the Elected Managers will have one or more years of experience as Managers and will be familiar with our business and operations. New Managers would therefore have an opportunity to become familiar with our business and operations and to benefit from the experience of other members of the Board. The Board believes that this permits more effective long-term strategic planning. In addition, the Board believes that a Board divided into groups will help ensure continuity in leadership as we approach the date that the Put Option might be exercised.

     The Board also believes that segmenting the Board into groups will enhance our ability to attract and retain well-qualified individuals who are able to commit the time and resources to understand our business affairs and operations. The continuity and quality of leadership that results from a Board segmented into groups should, in the opinion of the Board, promote our long-term value.

     The Board also believes that the provision segmenting the Board into groups is in the best interests of JCM and its Members because it should, if adopted, reduce the possibility that a third party could effect a sudden or surprise change in control of the Board. This provision would help to ensure that the Board, if confronted by a hostile tender offer or other surprise proposal from a third party, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in a manner that it believes to be in our best interest and that of our Members. This provision will not prevent a negotiated acquisition of the Company with the cooperation of the Board, as a negotiated acquisition could be structured in a manner that would shift control of the Board to representatives of the acquirer as part of the transaction.

     Please see "Potential Anti-Takeover Effects of Proposals 4 and 5" below for a description of potential adverse consequences of these changes.

     THE BOARD OF MANAGERS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO INSTITUTE A BOARD OF MANAGERS DIVIDED INTO GROUPS.

POTENTIAL ANTI-TAKEOVER EFFECTS OF PROPOSALS 4 AND 5

     The Board of Managers believes that the purpose of our corporate governance mechanisms is to ensure fair and equitable treatment of all of our Members. Consequently, from time to time, the Board reviews our corporate governance mechanisms. On March 21, 2002, the Board approved Proposals 4 and 5, subject to Member approval. The Board believes that Proposals 4 and 5 and the proposed corresponding changes to the Operating Agreement are in our long-term best interests. The Board believes that Proposals 4 and 5 will also help give the Board the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures the fair and equitable treatment of all of our Members.

     In addition to providing increased flexibility in raising capital and ensuring continuity on the Board, Proposals 4 and 5 are also intended to encourage persons seeking to acquire control of JCM to initiate any such efforts through negotiations directly with our Board and to help the Board protect our Members from the adverse effects of certain takeovers. They are also intended to increase the bargaining leverage of the Board, on behalf of our Members, in any negotiations concerning a potential change of control if the Board believes that the potential change of control would be in the interest of all the Members. These Proposals, however, could, under some circumstances, be used to render more difficult or discourage an attempt by a third party to acquire control of us through a merger, tender offer or proxy contest, the assumption of control by a holder of a large number of Units or the removal of incumbent Managers, even if such a transaction were favored by the majority of our Members. Accordingly, our Members might be deprived of an opportunity to consider a takeover proposal that a third party might make if we did not implement Proposals 4 and 5, and might be deprived of benefits that could result from such an attempt, such as the realization of a higher price for their Units than they might otherwise receive for them. Nevertheless, the Board believes that our Members, as a whole, will benefit from the adoption of the proposed Amendments. In addition, the Board believes that it is preferable to act on the proposed Amendments now when they can be considered carefully rather than hastily during an unsolicited bid for control.

     If Proposal 4 is approved, any issuance of Preferred Units with voting rights, or additional Common Units, could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding Units entitled to vote and by increasing the number of votes required to approve a change in control. Preferred Units, or rights to purchase such Preferred Units, could also be issued to render more difficult or discourage an attempt to obtain control of us. The Board could, for example, issue Common Units or Preferred Units with voting rights to Members who will side with management in opposing a takeover bid that the Board determines is not in the best interests of us or our Members. The Preferred Units could also be used in connection with the issuance of a rights plan, sometimes referred to as a "poison pill" plan. Under such a plan, Preferred Units could be used to substantially dilute the interest of a third party trying to acquire us, both in terms of its percentage ownership and economically, making a takeover transaction prohibitively expensive.

     Despite these possibilities, the Board has no intention of issuing any Common Units or Preferred Units unless the Board determines that doing so would be in the best interest of the current Members. The members of the Board are themselves holders of a substantial amount of Common Units, and they therefore have the same interest in protecting the value of those Units as do all the other Members. Whenever a decision must be made about the possible sale of Units for financing purposes or the possible issuance of Units for any other purpose, the Board believes it is in a better position to act in a timely manner than the Members to decide the circumstances in which doing so would be in our collective best interest. The Board has no present plan to issue any Units if Proposal 4 is adopted.

     Proposal 5 -- the proposed changes to segment the Board into groups -- will extend the time required to effect a change in control of the Board through the election of Managers and may discourage hostile takeover bids for us. Currently, a change in control of the Board can be completed by Members holding a majority of the votes cast at a single annual meeting. If we implement a Board of Managers segmented into groups, it will take at least two annual meetings for Members holding a majority of votes cast to effectuate a change in control of the Board, because only a minority of the Managers will be elected at each meeting. This will generally delay, deter or impede changes in control of the Board or the approval of certain Unit holder proposals that might have the effect of facilitating changes in control of the Board, even if the holders of a majority of the Units may believe that the changes or actions would be in their best interests.

     From time to time, management receives inquiries from other individuals and entities seeking to explore business combinations or other transactions with us. Although Proposals 4 and 5 are not being proposed at the present time in response to any specific inquiry or proposal, the Board believes that our corporate governance structure should be strengthened to assist the Board in assuring fair and equitable treatment for all of our Members in potential hostile takeover situations. Proposals 4 and 5 will help provide these necessary mechanisms.

     In addition to Proposals 4 and 5 and the possible effects discussed above, the Board of Managers has previously adopted certain restrictions on the transfer of Units and amended certain provisions of JCM's Bylaws. JCM previously distributed information about those restrictions and amendments to the Members.

                         REPORT OF THE AUDIT COMMITTEE

     The Board of Managers has appointed an Audit Committee consisting of three Managers. Although our Units are not listed on the Nasdaq National Market or the Nasdaq SmallCap Market, each of the Members of our audit committee is independent as defined by the NASD.

     The Board has adopted a written charter for the Audit Committee. A copy of that Charter is included as APPENDIX B to this Proxy Statement.

     The Audit Committee's job is one of oversight as outlined in its Charter. It is not the duty of the Audit Committee to prepare the Company's consolidated financial statements, to plan or conduct audits or to determine that the Company's consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company's management is responsible for preparing the Company's consolidated financial statements and for maintaining internal control. The independent auditors are responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those audited consolidated financial statements fairly present the Company's financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management and with Deloitte & Touche, LLP ("D&T"), the Company's independent auditors.

     The Audit Committee has discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61.

     The Audit Committee has received from D&T the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee has discussed D&T's independence with D&T.

     Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Managers that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          By the Audit Committee:

                                          Frank Deppe (Chairman)
                                          Kenneth J. Horjus
                                          Neal Nieuwenhuis

            INFORMATION WITH RESPECT TO THE INDEPENDENT ACCOUNTANTS

     We have chosen D&T to be our accountants for the current year. Representatives of D&T will be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

AUDIT FEES

     We incurred fees of $110,500 to D&T for the 2001 annual audit, which includes the audit of our annual financial statements and the review of our quarterly financial statements.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     We did not pay any financial information systems design and implementation fees to D&T during 2001.

ALL OTHER FEES

     We did not incur fees to D&T for any other services provided by it in 2001.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The table below sets forth all compensation paid to Gayle M. Ing, our Chief Executive Officer and to the next most highly compensated executive officers whose annual compensation exceeded $100,000 during the fiscal year ended December 31, 2001, and to John Connolly IV, our former Chief Executive Officer, during the fiscal years ended December 31, 2000 and 2001. No other executive officer received aggregate compensation in excess of $100,000 during 2000.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                             --------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR    SALARY      BONUS     COMPENSATION
---------------------------                           ----   ---------   --------   ------------
Gayle M. Ing........................................  2001   $225,000(1)     N/A          N/A
Chief Executive Officer and President
  3/15/01 -- 12/31/01, Manager, Chief Financial
  Officer and Secretary
John Connolly IV....................................  2001   $166,667        N/A          N/A
Chief Executive Officer , President and Manager
  until 3/30/01                                       2000   $208,333(2)     N/A          N/A
Brian S. Rein, Chief Operating Officer and..........  2001   $142,612    $32,388      $ 9,996(3)
Director, Property Management
Cornelius Stam, Director, Property Management.......  2001   $136,480    $32,388      $14,910(4)

---------------

(1) We pay a company owned by Ms. Ing and Mr. Vanni $25,000 per month for Ms. Ing's services.

(2) Year 2000 compensation was paid for services from July 1, 2000 through December 31, 2000.

(3) Consists of health insurance premiums of $4,896 we paid for the executive officer's dependents and $5,100 in contributions we made to our 401(k) Plan for the executive officer.

(4) Consists of health insurance premiums of $9,863 we paid for the executive officer's dependents and $5,047 in contributions we made to our 401(k) Plan for the executive officer.

OPTION GRANTS

     No options were granted to any of our officers or Managers during 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Helder, Vanni and Conversano and Mrs. Mol served as Members of the Compensation Committee during 2001.

     On March 8, 2001, the Board approved retaining Computer Management Corporation to provide management services to JCM until April 30, 2001. In connection with this arrangement, we orally agreed to pay Computer Management Corporation $25,000 per month. Computer Management Corporation is owned by Michael W. Vanni, our Chairman of the Board, and Gayle M. Ing, Mr. Vanni's wife and our President, Chief Executive Officer, Chief Financial Officer and Secretary.

     On April 11, 2001, the Board resolved to extend the term of the arrangement with Computer Management Corporation to April 30, 2002, and approved the terms of a written agreement with respect to this arrangement. Pursuant to the terms of this agreement, we agreed to retain Computer Management Corporation through April 30, 2002 for a fee of $25,000 per month. Computer Management Corporation agreed to employ Gayle Ing to act as our Chief Executive Officer, President, Chief Financial Officer and Secretary. Computer Management Corporation is responsible for payment of Ms. Ing's withholding obligations and health benefits. The agreement provides that Ms. Ing will have the day-to-day responsibility for our management and direction as well as such other duties and responsibilities commensurate with her positions with us. The agreement requires Ms. Ing to perform her duties in conformity with the reasonable and appropriate directions of the Board and to devote all of her working time, attention and energies to our business and affairs.

     The management services agreement requires that we maintain at least $5,000,000 of Managers and officers' insurance coverage and $5,000,000 of liability insurance, naming Ms. Ing as an additional insured. The agreement is subject to termination at will by either party, upon 30 days' written notice by JCM or 90 days' written notice by Computer Management Corporation, and will automatically terminate upon the death or permanent disability of Ms. Ing.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Agreements with JCIV, LLC

     We entered into a management services agreement, dated as of July 1, 2000, with JCIV, LLC, a California limited liability company of which John Connolly IV is the sole member. Pursuant to the terms of the management services agreement, we agreed to retain JCIV, LLC through April 30, 2001 for a fee of $41,666 per month. JCIV, LLC agreed to employ John Connolly IV to act as our Chief Executive Officer and President, and JCIV, LLC was responsible for payment of Mr. Connolly's withholding obligations and health benefits.

     The management services agreement required that we maintain $5,000,000 of Managers and officers' insurance coverage and $5,000,000 of liability insurance, naming Mr. Connolly as an additional insured. The agreement was subject to termination at will by either party upon written notice, and would automatically terminate upon the death or permanent disability of Mr. Connolly.

     On March 15, 2001, we entered into a Transition Services Agreement and Amendment to Management Services Agreement with JCIV, LLC and Mr. Connolly. Pursuant to this agreement:

     - the termination date of the management services agreement was accelerated from April 30, 2001 to March 15, 2001;

     - effective March 15, 2001, Mr. Connolly resigned from all officer, Manager, partner and trustee positions that he held or was deemed to hold with us, our subsidiaries and IRM Corporation;

     - JCIV, LLC and Mr. Connolly agreed that all compensation payable to JCIV, LLC under the management services agreement through March 15, 2001 had been paid in full and that no further amounts shall be payable to JCIV, LLC or Mr. Connolly pursuant to the management services agreement; and

     - we agreed to engage Mr. Connolly as an independent consultant to provide transition management services for the period of March 19, 2001 through March 30, 2001. As compensation for the transition management services provided by Mr. Connolly, we paid Mr. Connolly $62,499.

  Agreement with Computer Management Corporation

     Please see "Compensation Committee Interlocks and Insider Participation" above for information regarding our agreement with Computer Management Corporation, pursuant to which we pay Computer Management Corporation $25,000 for the services of Gayle M. Ing as our Chief Executive Officer, President, Chief Financial Officer and Secretary. Computer Management Corporation is owned by Ms. Ing and her husband, Michael W. Vanni, our Chairman of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our executive officers, Managers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Units and our other equity securities. Such executive officers, Managers and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports filed by such reporting persons.

     In connection with the registration of the Common Units, the Initial Statement of Beneficial Ownership on Form 3 that was required to be filed by the each of our executive officers and Managers identified in this Proxy Statement was filed late. In addition, the Annual Statement of Beneficial Ownership on Form 5 for one of our Managers, Arthur G. den Dulk, was not filed timely. All such reports have been subsequently filed.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     It is part of the responsibility of the Company's Compensation Committee to exercise the power and authority of the Board of Managers with respect to the compensation of our Chief Executive Officer. However, the entire Board approved the current agreement with Computer Management Corporation for the services of Gayle M. Ing, our Chief Executive Officer, President, Chief Financial Officer and Secretary, and determines the amount that we pay to Computer Management Corporation for Ms. Ing's services.

     Responsibility for determining the compensation of our other executive officers has been designated to our Chief Executive Officer in her sole and absolute discretion.

     Pursuant to the Company's agreement with Computer Management Corporation discussed above under "Compensation Committee Interlocks and Insider Participation," the Company pays Computer Management Corporation $25,000 per month for the services of our CEO. Ms. Ing served as interim Chief Executive Officer subsequent to Mr. Connolly's departure. The Board was pleased with Ms. Ing's performance and this was the primary factor in their decision to pay Computer Management Corporation for Ms. Ing's services on the same terms as the Company was paying for her services on an interim basis.

     Based on the Committee's recommendation, the Board approved a renewal of the agreement with Computer Management Corporation for the services of our CEO on March 21, 2002. The new agreement is on the same terms as our last agreement, except that it will terminate on April 30, 2004 and the amount of insurance we agreed to provide was changed to conform to an amount equal to the current managers' and officers' liability insurance provided by the Company for the Managers and Officers of the Company. The Board agreed to the new agreement on the terms above since it was pleased with Ms. Ing's performance.

     Mr. Vanni recused himself from all Compensation Committee meetings that were called solely to discuss the compensation of the Company's Chief Executive Officer, Gayle M. Ing. Mr. Vanni and Ms. Ing are husband and wife.

                                          By the Compensation Committee:

                                          Marvin J. Helder (Chairman)
                                          Michael Vanni
                                          Henry Conversano
                                          Lois B. Mol

                      STOCK PRICE PERFORMANCE PRESENTATION

     Our Common Units do not trade publicly. Therefore, the price performance of our Common Units cannot be compared with the stock or other units of equity ownership of similar companies.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Committee Compensation Interlocks and Insider Participation" and "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above for information regarding our agreements with JCIV, LLC and Computer Management Corporation.

     To facilitate the redemption of all outstanding Preferred Units in June 2001 in accordance with the terms of our Operating Agreement, four of the members of the Board extended loans to us pursuant to promissory notes with an 8% per annum fixed interest rate. The principal amounts of these notes are as follows:

                                                               PRINCIPAL AMOUNT OF
LENDER                                                           PROMISSORY NOTE
------                                                         -------------------
Frank Deppe.................................................       $  150,000
Marvin J. Helder............................................       $  100,000
Lois B. Mol.................................................       $  250,000
Computer Management Corporation Money Purchase Pension
  Trust(1)..................................................       $  750,000
Total.......................................................       $1,250,000
                                                                   ==========

---------------

(1) As discussed above, Computer Management Corporation is owned by Michael Vanni and Gayle Ing.

     We repaid these promissory notes in full in July 2001 with the proceeds of the refinancing of several of our properties.

                                 OTHER BUSINESS

     We do not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

                                 ANNUAL REPORTS

     We have mailed to each person being solicited by the Proxy Statement a copy of our annual report on Form 10-K for the year ended December 31, 2001 (as filed with the SEC, including the financial statements thereto). We will provide without charge to each person being solicited by the Proxy Statement, upon the written request of such person, additional copies of our Form 10-K. Please direct all such requests to: Secretary, JCM Partners, LLC, P.O. Box 3000, Concord, CA 94522-3000. The Form 10-K is not part of these solicitation materials.

                             UNIT HOLDER PROPOSALS

     The annual meeting of Members for the year ending December 31, 2002 is expected to be held in June 2003 (the "Next Annual Meeting"). We must receive all proposals intended to be presented at the Next Annual Meeting at our mailing address, which is P.O. Box 3000, Concord, CA 94522-3000, Attention: Secretary, not later than [120 days before date of Proxy Statement] to receive consideration for inclusion in the proxy statement and form of proxy related to that meeting.

     Pursuant to the proxy rules under the 1934 Act, Members are notified that notice of any Unit holder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Next Annual Meeting must be submitted between
               and                in order to be considered timely. As to all
such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy related to the Next Annual Meeting.

                                          By Order of the Board of Managers,

                                          MICHAEL W. VANNI
                                          Chairman

April   , 2002

                                                                      APPENDIX A

                              SECOND AMENDMENT TO
                           LIMITED LIABILITY COMPANY
                             AGREEMENT, AS AMENDED,
                                       OF
                               JCM PARTNERS, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)

     This Second Amendment (the "Second Amendment") to the Limited Liability Company Agreement, dated as of June 30, 2000, as amended on September 13, 2000 (the "Current Agreement"), of JCM PARTNERS, LLC, a Delaware limited liability
company (the "Company"), is made and entered into as of the                day
of           , 2002 by the Members of the Company and those Persons who hereafter become Members pursuant to the terms of the Agreement as defined herein. The Current Agreement, as amended by this Second Amendment, is referred to herein as the "Agreement."

     WHEREAS, the Initial Members entered into the Current Agreement;

     WHEREAS, at the time of the Current Agreement, the Company had two classes of Units: Common Units and Preferred Units;

     WHEREAS, in June 2001, the Company redeemed all of the Preferred Units pursuant to the terms of the Current Agreement;

     WHEREAS, as of the date of this Second Amendment, there are 90,152,151 Common Units issued and outstanding; no Preferred Units outstanding; and no options or rights outstanding to purchase or acquire any Units of the Company;

     WHEREAS, Section 12.4 of the Current Agreement permits the amendment of the Current Agreement upon the receipt of the affirmative Consent of more than fifty percent (50%) in interest of the issued and outstanding Common Units;

     WHEREAS, Members evidencing                percent (     %) of the total
issued and outstanding Common Units in the Company have approved this Second
Amendment at a meeting of the Members held on           , 2002;

     WHEREAS, pursuant to Section 11.1 of the Current Agreement, the Members have granted the Secretary of the Company a special power of attorney to execute certain documents on their behalf after the necessary vote, consent or approval;

     WHEREAS, this Second Amendment amends Sections 2.7 and 6.2 of the Current Agreement to provide that Units of the Company owned by subsidiaries of the Company shall be voted proportionally with Units voted by Members who are not subsidiaries of the Company;

     WHEREAS, this Second Amendment amends Section 3.1 of the Current Agreement and certain related provisions to, among other things, increase the number of authorized Units, give the Board of Managers the authority to create the terms of, and to issue any series of Preferred Units in the future, and to issue any of the authorized but unissued common Units;

     WHEREAS, this Second Amendment amends Sections 5.1, 5.2, 5.3, 5.4 and 5.8 of the Current Agreement and certain related provisions to revise and extend the mandatory distribution provisions and make certain other clarifying changes;

     WHEREAS, this Second Amendment amends Section 7.2 of the Current Agreement and certain related provisions to divide the elected Members of the Board of Managers into three groups;

     WHEREAS, this Second Amendment amends certain other provisions of the Current Agreement as set forth herein;

     WHEREAS, prior to this Second Amendment being approved by the Members, the
Company mailed to the Members a Proxy Statement, dated          , 2002, a copy
of which the Company also filed with the Securities and Exchange Commission; and

     WHEREAS, the Secretary desires to carry out the desires of the
               percent (     %) of the Members approving this Second Amendment
by signing this Second Amendment on behalf of all of the Members.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Second Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                            MISCELLANEOUS PROVISIONS

     1.1 Inconsistencies. To the extent of any inconsistencies between the terms of this Second Amendment and the terms of the Current Agreement, the terms of this Second Amendment shall control.

     1.2 Full Force and Effect. The Current Agreement, as modified herein, remains in full force and effect as the agreement of the parties.

     1.3 Defined Terms. Terms not defined in this Second Amendment shall have the meanings set forth in the Current Agreement.

                                   ARTICLE II

                                   AMENDMENTS

     2.1 Section 1.16 of the Current Agreement is hereby amended by deleting the phrase "Guaranteed Payments,".

     2.2 Section 1.17 of the Current Agreement is hereby amended by deleting the phrase "less any portion thereof used to pay Guaranteed Payments."

     2.3  Sections 1.37, 1.38, 1.42, 1.44, 1.45, 1.55, 1.58, 1.60, 1.66 and 1.86
of the Current Agreement are each hereby amended and restated in their entirety to read as follows:

     "Intentionally Omitted."

     2.4 Section 2.7 of the Current Agreement is hereby amended by adding the following as subsection "(n)" and changing the designation of the current subsection (n) to subsection "(o)":

          "(n) cause any subsidiary of the Company to vote any Units of the Company held by such subsidiary in the manner provided in Section 6(g) hereof;"

     2.5 Section 3.1 of the Current Agreement is hereby amended and restated in its entirety to read as follows:

          "3.1  Classes of Units.

             "(a) The Company shall have the authority to issue a total of three hundred million (300,000,000) Units for all classes, as follows:

                "(i) Up to twenty-five million (25,000,000) Units may be designated by the Board of Managers as Preferred Membership Interest Units ("Preferred Units"), and

                "(ii) Any Units not then designated as Preferred Units pursuant to Section 3.1(a)(i) shall be authorized for issuance as Common Units.

             "(b) The Board of Managers may issue authorized, but unissued Common Units under such circumstances and for such consideration as approved by the Board of Managers, except that the issuance of Common Units to officers, directors, employees, or agents of the Company for compensatory or incentive-based performance shall be limited as set forth in Section 3.2(b)(1).

             "(c) Subject to the conditions in this Section 3.1, the Board of Managers may issue authorized, but unissued Preferred Units in one or more series as the Board of Managers may determine from time to time for such consideration and under such circumstances as the Board of Managers may approve.

             "(d) The Board of Managers is authorized to fix the number of Units of any series of Preferred Units and to determine the designation of such series.

             "(e) Subject to the Protective Provisions for the Common Units (as defined in Section 3.1(e)(i) below) and Preferred Units (as defined in
        Section 3.1(e)(ii) below), the Board of Managers has the power, in its sole discretion, to establish the rights, privileges, preferences and restrictions of any series of Preferred Units as subordinate to, equal with or senior to (including, without limitation, provisions with respect to voting rights; allocations of Profits and Losses; distributions of all kinds, including Cash from Operations, Cash from Sales, upon dissolution, liquidation, or winding-up of the Company; and redemption) any of those of any present or future class or series of Preferred Units or Common Units.

                "(i) As used in this Section 3.1(e), "Protective Provisions" means with respect to the Common Units as follows:

     "1. PRIORITY FOR MANDATORY MONTHLY DISTRIBUTIONS. The Mandatory Monthly Distributions (as defined in Section 5.1(a) herein) shall be paid in full each month prior to payment of any distributions on any series of Preferred Units.

     "2. CLASS VOTE. The Members constituting the holders of the Common Units, voting as a separate class, shall at all times have the right as a separate class to vote on the following matters:

                "A. To vote on the matters set forth in Section 6.2(b) (voting on certain mergers and consolidations and voting on dissolution of the Company); and

                "B. Except where an action may be taken by the Board of Managers alone, to amend, modify or supplement this Agreement, as set forth in Section 12.4(i) and (iii).

                "(ii) As used in this Section 3.1(e), "Protective Provisions" means, with respect to any Preferred Units that may come into existence, those explicit terms set forth in the applicable Certificate of Designations (as defined in Section 3.1(f) below) as having a priority or other special treatment vis-a-vis the Common Units or any other series of Preferred Units (in existence or created in the future).

                "(iii) If there is a conflict between the Protective Provisions for the Common Units and the Protective Provisions for the Preferred Units, the conflict shall be resolved in the manner most favorable to the Common Units.

             "(f) The Board of Managers shall create each series of Preferred Units by approving a Certificate of Designations that sets forth the terms of the Preferred Units. The Certificate of Designations shall be signed by the Chief Executive Officer of the Company. Upon approval by the Board of Managers and execution of the Certificate of Designations by the Chief Executive Officer, this Agreement shall automatically be deemed amended to give effect to the terms set forth in the Certificate of Designations. The Company may thereafter prepare a Restated Agreement that reflects the amendments to the Agreement caused by the Certificate of Designations.

             "(g) The Board of Managers may effect a split or reverse split of Units of any class, by adopting a resolution thereto. If the Board of Managers determines that it is necessary or desirable to make any filings under the Act or otherwise in order to reference the existence of such a split or reverse split, the Board of Managers may cause such filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by the

        Act, no approval or Consent of any Member shall be required in connection with the making of such filing.

             "(h) Subject to this Agreement, the Bylaws and actions taken by the Board of Managers (as authorized by this Agreement and the Bylaws):

                "(i) each Member constituting the holder of Common Units shall be entitled to one vote for each Common Unit held by such Member on each matter on which the Common Units are entitled to vote;

                "(ii) the Members constituting the holders of the Common Units shall have the right to vote as a separate class on those matters set forth in Section 3.1(e) (referring to the matters in Sections 6.2(b) and 12.4); and

                "(iii) the Members constituting the holders of the Preferred Units shall be entitled to vote as a separate class on the matters set forth in Sections 6.2(b) and 12.4 or in any applicable Certificate of Designations and shall have such other voting rights as set forth in the applicable Certificate of Designations.

             "(i) Any Units repurchased by the Company, by redemption or repurchase, shall be deemed cancelled and shall be returned to the status of authorized but unissued Units of the applicable class. Units repurchased by a subsidiary of the Company shall not be deemed cancelled, shall remain outstanding and shall be voted in accordance with Section 6.2(g).

             "(j) Notwithstanding any other provisions of this Agreement, the Board of Managers may amend this Agreement to the extent required to allow the Board of Managers to exercise the powers granted to it by this
        Section 3.1."

     2.6 Section 3.2(c) of the Current Agreement is hereby deleted in its entirety.

     2.7  A new Section 4.0 shall be added to read as follows:

          "4.0  Rights of Preferred Units. The allocation procedures in this
     Article 4 may be modified by the Certificate of Designations creating any series or multiple series of Preferred Units as set forth in Sections 3.1(e) and (f)."

     2.8 Sections 5.1, 5.2 and 5.3 of the Current Agreement are hereby amended and restated in their entirety to read as follows:

          "5.1  Mandatory Distributions to Common Units Holders.

             "(a) Beginning in July 2002, the Company shall make a monthly distribution to the Common Unit Holders in an amount equal to 1/12 of $0.0775 (seven and 3/4 cents) per Common Unit (the "Mandatory Monthly Distributions"). The Mandatory Monthly Distributions may be from Cash from Operations or Cash from Sales, or both. If the Company fails, for any reason, to pay any Mandatory Monthly Distribution(s) in a timely manner ("Overdue Mandatory Monthly Distributions"), the Company shall begin liquidating its Properties (which may or may not include its Real Properties) as quickly as commercially reasonable and shall pay the Common Unit Holders interest on any Overdue Mandatory Monthly Distributions at the rate of ten percent (10%) per annum. The Company may cease liquidating its Properties when the Company no longer has any Overdue Mandatory Monthly Distributions.

             "(b) The Mandatory Monthly Distributions shall be paid to the holders of record as of the first day of the month and mailed by the Company to such holders of record no later than the last day of each month. In lieu of mailing, the Company may transmit payment to a Member in any other manner agreed to in writing by a Member (e.g., by wire transfer).

             "(c) The Mandatory Monthly Distributions shall remain in effect until the first to occur of the following events (each, a "Mandatory Distribution Termination Event"):

                "(i) The monthly record date immediately prior to the dissolution of the Company pursuant to Section 10.1; or

                "(ii) The closing of a Change of Control Merger or Consolidation (as defined below).

          "A 'Change of Control Merger or Consolidation' means any merger or consolidation in which the Company is not the surviving entity, except a transaction that results in the Members of the Company immediately prior to the transaction owning securities representing at least fifty percent (50%) of the voting power of the surviving entity after the transaction.

          "5.2  Distributions of Cash Generally.

          "If the Board of Managers declares a distribution (in addition to the Mandatory Monthly Distributions set forth in Section 5.1) payable on a Distribution Date, such distribution may be from Cash from Operations or Cash from Sales, or both (collectively, "Additional Distributions"). The Common Unit Holders as of the Distribution Date shall be entitled to receive all such distributions which the Board has declared, with each Common Unit Holder entitled to participate receiving a pro-rata portion (with reference to the number of Common Units then held by such Common Unit Holder to the total number of Common Units entitled to participate then held by all Persons) of such available distributions, except as set forth in the next sentence. The Preferred Unit Holders shall not be entitled to participate in any Additional Distributions or limit any Additional Distributions, unless the Certificate of Designations creating a series (or multiple series) of Preferred Units grants the series (or multiple series) of Preferred Units (i) a right to participate in the Additional Distributions, (ii) a right over the Common Units with respect to Additional Distributions, or (iii) otherwise limits the payment of Additional Distributions to the Common Units.

          "5.3  Intentionally Deleted."

     2.9 Section 5.4 of the Current Agreement is amended by deleting the phrase "of their Unreturned Capital Accounts" in the second sentence and inserting in its place the phrase "set forth in the Certificate of Designations creating each series of Preferred Units" and by deleting the last sentence.

     2.10 Section 5.8(c)(2) of the Current Agreement is amended by adding the word "all" between the words "for" and "anticipated" and adding the phrase "(including but not limited to the estimated costs and expenses of liquidating all of the Company's Properties)" after the phrase "costs and expenses."

     2.11 Section 5.8(d) of the Current Agreement is amended by deleting the phrase "from Cash from Sales" in the first sentence and replacing the phrase "Liquidation Price" in the last sentence with the phrase "Exercise Price."

     2.12 Section 5.8(f) of the Current Agreement is hereby deleted in its entirety.

     2.13 Section 6.2(e) of the Current Agreement is hereby amended by adding after the eighth word from the end, the phrase "or in any Certificate of Designations."

     2.14 Section 6.2(f)(i) of the Current Agreement is hereby amended by adding after the 22nd word, "by that class of Unit Holders."

     2.15 Section 6.2 of the Current Agreement is hereby amended by adding a new subsection (g) as follows:

          "(g) "On any issue on which Members are entitled to vote at a meeting or by written consent, the Company shall cause any Units of the Company owned by any subsidiary of the Company to be voted, either at a meeting or by written consent, in the same proportion for and against any proposition as Units held by Members who are not subsidiaries of the Company are voted for and against that proposition (without regard to abstentions), and the Company shall cause Units owned by any such subsidiary of the Company not to be voted with respect to the election of Managers. For this purpose, a subsidiary of the

     Company shall be deemed to be any corporation or other legal entity of which the Company owns fifty (50) percent or more of the ownership interest or power to vote."

     2.16 Section 7.2 of the Current Agreement is hereby amended and restated to read in its entirety as follows:

          "7.2  Number and Term of Office of Managers.

             "(a) The number of seats constituting the entire Board of Managers shall be at least seven (7) (the "Minimum Size"), and no more than thirteen (13) (the "Maximum Size"). The range from the Minimum Size to the Maximum Size is referred to herein as the "Variable Board Size." The size of the Board of Managers at any particular time shall be referred to herein as the "Whole Board." The size of the Whole Board is currently ten (10). The Board of Managers may, by a resolution of the Board of Managers, change the number of seats constituting the Whole Board to any number of seats within the Variable Board Size. The Variable Board Size may only be changed if:

                "(i) the change has first been approved by a resolution of a majority of the Whole Board and recommended to the Unit Holders, and

                "(ii) thereafter, the change has been approved by the affirmative Consent of more than fifty percent (50%) in interest of all of the Units.

             "(b) Each Manager (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal. Any vacancies on the Board of Managers may be filled only by a majority of the Board of Managers then in office. A Manager shall not be required to be a Member or a resident of the State of Delaware, California, or any other state. The Chief Executive Officer shall sit as a Manager and occupy one of the seats on the Board, but shall be subject to removal and replacement solely by the Board of Managers with or without cause for any or no reason, subject to the rights, if any, of the CEO-Manager under a contract of employment or management services agreement. The remaining Managers shall be elected by the Members (except as necessary to fill vacancies) and are referred to herein as the "Elected Managers."

             "(c) The Elected Managers shall be divided into three (3) groups with respect to their term of office. Each group of Elected Managers shall contain as near as possible one-third (1/3) of the Elected Managers. Immediately after this provision becomes effective (the "Group Term Effective

        Date"), the Elected Managers shall consist of the following groups, who shall serve for the following terms:

GROUP                   INITIAL TERM                            SUBSEQUENT TERMS
-----                   ------------                            ----------------
Group I    From the Group Term Effective Date        After their initial term, the Group I
           until the annual meeting of the Members   Managers shall serve until the annual
           in 2003 (i.e., for an one-year initial    meeting of Members held three years
           term).                                    after their election. (Accordingly, the
                                                     Group I Managers will be up for
                                                     election in 2003, 2006, 2009, etc.)
Group II   From the Group Term Effective Date        After their initial term, the Group II
           until the annual meeting of the Members   Managers shall serve until the annual
           in 2004 (i.e., for a two-year initial     meeting of Members held three years
           term).                                    after their election. (Accordingly, the
                                                     Group II Managers will be up for
                                                     election in 2004, 2007, 2010, etc.)
Group III  From the Group Term Effective Date        After their initial term, the Group III
           until the annual meeting of the Members   Managers shall serve until the annual
           in 2005 (i.e., for a three-year initial   meeting of Members held three years
           term).                                    after their election. (Accordingly, the
                                                     Group III Managers will be up for
                                                     election in 2005, 2008, 2011, etc.)

     "No decrease in the number of Elected Managers shall have the effect of shortening the term in office of any incumbent Elected Manager. The Members shall be entitled to amend this Section 7.2(c) to eliminate the grouping of the Managers or to otherwise modify the grouped terms of the Managers; however, no such amendment shall have the effect of shortening the term in office of any incumbent Elected Manager.

             "(d) The Elected Managers shall be reimbursed for reasonable expenses incurred in connection with performing their duties as Managers and may be paid compensation as determined by the Board of Managers. The CEO-Manager shall be compensated on terms approved by the Board of Managers."

     2.17  Section 12.4 of the Current Agreement is amended as follows:

          A. The portion of the first sentence that begins after the phrase "fifty percent (50%) in interest" shall be replaced with the following:

          "of the Common Units and Preferred Units, if any, voting together as a single class, subject to the following provisions:

             "(i) The Members constituting the holders of Common Units shall have the right to vote as a separate class on any amendments or modifications of this Agreement that effect any of the rights of the Common Units set forth in Section 3.1(e) of the Agreement and the Members constituting the holders of Preferred Units shall not have any voting rights on such an amendment;

             "(ii) After the prior approval of the Board of Managers, the Members constituting the holders of Preferred Units (or a series or more than one series of Preferred Units, as applicable) shall have the right to vote as a separate class on any amendments or modifications of this Agreement that effect the rights of the Preferred Units in Section 6.2(b) or which effect any separate class voting or other rights in any applicable Certificate of Designations (as defined in Section 3.1(f)) which have been granted to the Preferred Units (or a series or more than one series of Preferred Units, as applicable) and the Members constituting the holders of Common Units shall not have any voting rights on such an amendment; and

             "(iii) The holders of Common Units and Preferred Units (or a series or series of Preferred Units) shall have the right to vote as a separate class on any amendments or modifications of this Agreement where required by the Act or applicable law."

          B.  After the last sentence, a new sentence shall be added as follows:

     "In addition, the Board of Managers shall have the authority to cause a restated Agreement to be prepared at any time and in such restatement may cause any typographical errors or formatting errors to be corrected."

IN WITNESS WHEREOF, this Second Amendment has been duly executed by the Members, all Persons thereafter who become Additional Members, all Transferees who become Assignees, and all Persons who become a party hereto in accordance with Section
2.8 of the Current Agreement.

                                          JCM PARTNERS, LLC
                                          a Delaware limited liability company

                                          By
                                            ------------------------------------
                                             Gayle M. Ing,
                                            Secretary/Attorney-In-Fact

                                                                      APPENDIX B

                               JCM PARTNERS, LLC

                        CHARTER FOR THE AUDIT COMMITTEE
                            OF THE BOARD OF MANAGERS
      (AS REVISED BY THE BOARD OF MANAGERS EFFECTIVE AS OF MARCH 21, 2002)

PURPOSE

     The purpose of the Audit Committee established pursuant to this charter is to make such examinations as are necessary to monitor the financial reporting and the internal and external audits of the Company, to provide to the Board of Managers the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

     In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Managers from time to time may prescribe.

MEMBERSHIP

     The Audit Committee will be comprised of three members of the Board. Such Members will be elected and serve at the pleasure of the Board. The Members of the Audit Committee will not be employees of the Company. Each Member of the Audit Committee shall be "independent" as such term is used in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

MEETINGS

     The Audit Committee will meet separately with the President and the Chief Financial Officer at such times as deemed necessary by the Chair of the Audit Committee to review the financial affairs of the Company.

     The Audit Committee will meet annually to review the financial statements contained in the Company's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission ("SEC").

     In addition, the Audit Committee (or at the request of the Audit Committee, the Chair of the Audit Committee, or his or her designee) shall review the financial statements contained in the Company's quarterly Form 10-Qs with the independent auditors prior to the filings with the SEC.

     Finally, the Audit Committee shall meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors' examination and management report.

RESPONSIBILITIES

     The responsibilities of the Audit Committee shall include:

           1. Nominating the independent auditors;

           2. Reviewing the plan for the audit and related services;

           3. Reviewing audit results and financial statements;

           4. Reviewing financial reporting practices, including the critical accounting policies and the significant estimates and the judgements made in connection with the preparation of the audited financial statements;

           5. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

           6. Reviewing, on an annual basis, a written statement from the independent auditors of the Company describing all relationships between the auditors and the Company that may affect the independence and objectivity of the independent auditors;

           7. Reviewing the financial statements contained in the Company's Form 10-K and Form 10-Qs prior to their filings with the SEC;

           8. Causing a written report of the Audit Committee to be prepared for inclusion in the Company's proxy statement;

           9. Overseeing compliance with the Foreign Corrupt Practices Act; and

          10. Undertaking such other duties as the Board of Managers delegates to it.

     While the Audit Committee shall have the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the responsibility of the Audit Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors or to otherwise assure compliance with laws and regulations applicable to the Company.

REPORTS

     The Audit Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form, which will be incorporated as a part of the minutes of the Board of Managers. The Audit Committee shall also maintain written minutes of its meetings.

                                JCM PARTNERS, LLC

                       PROXY FOR ANNUAL MEETING OF MEMBERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF MANAGERS.

        The undersigned hereby appoints Michael W. Vanni, Gayle M. Ing and Marvin Helder and each of them as proxy (each of whom shall have full power of substitution) of the undersigned to attend the Annual Meeting of Members of JCM Partners, LLC ("Company"), to be held on _______________, __________, 2002 at
_____ p.m., local time, at _______________, Sacramento, California, and to vote on the proposals to be presented at the Annual Meeting.

        If the undersigned is an Assignee, such that the undersigned holds Common Units but has not been admitted as a Substitute Member in accordance with
Article 9.4 of the Company's Operating Agreement, this proxy shall be considered written instructions to the Company's Board of Managers as to how any Common Units owned by the undersigned shall be voted at the Annual Meeting.

1. The election of the named nominees as Managers of the Company to serve until the expiration of their term of office and until a successor shall be duly elected and qualified. The Managers nominated for election are: Henry Conversano, Arthur den Dulk, Frank Deppe, Henry Doorn, Jr., Marvin Helder, Kenneth Horjus, Lois Mol, Neal Nieuwenhuis and Michael W. Vanni.


I vote FOR all nominees listed above, except those specified below, with cumulative votes, if applicable, to be divided equally between the nominees
except as specified below.                                              [ ]

I withhold my vote from the following individuals:

-------------------------------------------------------------------------

I want my cumulative votes, if applicable, divided among the nominees as follows:


-------------------------------------------------------------------------


-------------------------------------------------------------------------


I WITHHOLD my authority to vote for any of the nominees listed above.   [ ]

2. Approval of changes to the Company's Operating
   Agreement to provide, on all matters on which
   Members are entitled to vote, that Units held
   by our subsidiaries will be voted in the same
   proportion (without regard to abstentions) of the   For   Against   Abstain
   total votes cast (Proposal 2).                      [ ]     [ ]        [ ]


                                   [Continued]

3. Approval of changes to the mandatory
   distribution provisions of the Company's
   Operating Agreement, and conforming changes         For   Against   Abstain
   thereto (Proposal 3).                               [ ]     [ ]       [ ]

4. Approval of changes to the Company's Operating
   Agreement to increase the authorized number of
   Units, authorize the Board to issue authorized but
   unissued Common and Preferred Units, and
   conforming changes thereto (Proposal 4).            For   Against   Abstain
                                                       [ ]     [ ]       [ ]

5. Approval of changes to the Company's Operating
   Agreement to provide that the Elected Managers
   shall be divided into three groups with staggered   For   Against   Abstain
   three-year terms (Proposal 5).                      [ ]     [ ]       [ ]

If Proposal 5 is approved, Art den Dulk, Kenneth Horjus and Michael Vanni would be elected Group I Managers, Henry Conversano, Henry Doorn, Jr. and Neal Nieuwenhuis would be elected Group II Managers and Frank Deppe, Marvin Helder and Lois B. Mol would be elected Group III Managers.

6. In their discretion upon such other business as may properly come before the meeting or any adjournment thereof.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED FOR THE BOARD'S NOMINEES, FOR THE APPROVAL OF EACH OF THE CHANGES TO THE COMPANY'S OPERATING AGREEMENT, AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE MEETING.

The undersigned acknowledges receipt of a Notice and Proxy Statement regarding the foregoing matters.

Dated:
       ---------  ------------------------- -------------------------
                  Signature of Member       Signature of Member

Sign your name exactly as it appears on the Company's records and return the proxy to the Company. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustee, etc., are requested to so indicate when signing. If units are registered in two names or held as joint tenants or community property, both interested persons should sign.

I plan to attend the meeting:    Yes         No       Voting Units:
                                     -----      -----               --------

Last Name:                                        Tax ID:
           -------------------------                     -----------------------

Legal Name:
           --------------------------------------------


                                       -2-